Exhibit 16.1

[KPMG Letterhead]

October     , 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Datastream Systems, Inc. (the “Company”) and, under the date of September 12, 2005, we reported on the Company’s consolidated financial statements as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004. On September 29, 2005, our appointment as principal accountants was terminated.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 29, 2005, and we agree with such statements, except that we are no in a position to agree or disagree with the Company’s statement that the Company’s Audit Committee of the Board of Directors made the decision to dismiss KPMG and that that decision was approved, ratified and adopted by the Company’s Board of Directors or the statements included under Item 4.01(b).

Very truly yours,

/s/ KPMG LLP